Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Valeant	EyeGate Pharmaceuticals
Elif McDonald	Lee Roth / Janhavi Mohite
514-856-3855	646-536-7012 / 7026
877-281-6642 (toll free)	lroth@theruthgroup.com / jmohite@theruthgroup.com
elif.mcdonald@valeant.com

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

VALEANT PHARMACEUTICALS AND EYEGATE ENTER INTO LICENSING AGREEMENT FOR EGP-437 COMBINATION PRODUCT IN POST-OPERATIVE PAIN AND INFLAMMATION IN OCULAR SURGERY PATIENTS

Novel Approach Offers Eye Care Practitioners

Delivery Alternative for Post-Operative Therapeutic Regimens

LAVAL, QUEBEC and WALTHAM, MA – FEBRUARY 21, 2017 - Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant”) and EyeGate Pharmaceuticals, Inc. (Nasdaq: EYEG) ("EyeGate"), a specialty pharmaceutical company that focuses on developing and commercializing products for treating diseases and disorders of the eye, today announced that they have entered into an exclusive, worldwide licensing agreement through which EyeGate has granted a subsidiary of Valeant exclusive, worldwide commercial and manufacturing rights to the EyeGate® II Delivery System and EGP-437 combination product candidate for the treatment of post-operative pain and inflammation in ocular surgery patients.

This partnership follows a 2015 agreement in which Valeant secured an exclusive worldwide license for its subsidiary to this product for uveitis. Valeant has maintained its right of last negotiation to license the product for other indications.

“We are pleased to extend our relationship with EyeGate, and to obtain the global commercial and manufacturing rights to the EyeGate II Delivery System for the indication of post-operative inflammation and pain in ocular surgery patients. We believe that the product has significant potential in the market as part of our Bausch + Lomb business and applaud EyeGate for a remarkable job in advancing the product’s development in both uveitis and cataract surgery,” said Joseph C. Papa, Chairman and CEO of Valeant. “We look forward to further supporting EyeGate as they continue their progress in bringing this product to market to meet the needs of our customers and their patients.”

“This second licensing agreement with Valeant provides an important validation of both the clinical and commercial potential of iontophoretic EGP-437. We believe that Bausch + Lomb’s sales, marketing and commercial capabilities in ophthalmology are unrivalled, making them the optimal partner to bring this unique product to market,” said Stephen From, President and Chief Executive Officer of EyeGate. “For the approximately 3 million cataract surgery patients in the U.S. each year, adherence to the post-operative therapeutic regimen is imperative. As many of these patients are older and may struggle with self-administration of corticosteroid eye drops, we believe that iontophoretic EGP-437 administered by the eye care practitioner will provide a promising new treatment in addressing the needs of this large patient population.”

Under the license agreement, EyeGate received an upfront cash payment and has the potential to receive certain development-based milestone payments, as well as additional milestone payments based on the achievement of certain cumulative and annual sales milestones. Additionally, EyeGate will receive royalties on Valeant’s net sales of the product.

EyeGate will be responsible for the continued development of the EyeGate II delivery system in the U.S. for the treatment of post-operative pain and inflammation in ocular surgery patients, and all associated costs. Valeant has the right to further develop the product outside of the U.S., at its cost. In December 2016, EyeGate reported positive top-line data from a Phase 1b/2a trial assessing iontophoretic EGP-437 in the treatment of ocular inflammation and pain in post-surgical cataract patients.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing products for treating diseases and disorders of the eye. EGP-437, EyeGate’s first product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System. In addition, EyeGate is developing, through its wholly-owned Jade subsidiary, products using cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid (HA), which possesses unique physical and chemical properties such as hydration and healing properties. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries. For more information, please visit www.EyeGatePharma.com.

Forward-looking Statements

This press release may contain forward-looking statements which may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the most recent annual or quarterly reports of Valeant and Eyegate and detailed from time to time in Valeant's and Eyegate’s other filings with the Securities and Exchange Commission and Valeant’s other filings with the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Neither Valeant nor Eyegate undertakes any obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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